                                                                    Exhibit 10.2


                           ARBOR HEALTH CARE COMPANY

                     KEY EXECUTIVE TERMINATION PAYMENT PLAN



     Attached hereto is a sample of the Company's Key Executive Termination Payment Plan which the Company has entered into with Messrs. Borra, Clark, Bennett and Smith. The agreements are the same except that Mr. Borra's agreement provides that upon the happening of any of the events set forth in the agreement, Mr. Borra will receive a cash severance equal to two times the sum of his then current annual base salary and prior year's bonus.

                                                                    June 1, 1996



Mr. Richard J. Clark
Senior Vice President and
 Chief Operating Officer
Arbor Health Care Company
1100 Shawnee Road
Lima, Ohio  45805

         Re:      KEY EXECUTIVE TERMINATION PAYMENT PLAN

Dear Mr. Clark:

         The Company desires to be assured of your continued services as Senior Vice President and Chief Operating Officer and, to that end, believes that it is in the best interest of the Company and its stockholders to adopt a written plan providing you with termination payments in the event of a change in control of the Company.

         1. TERMINATION OF EMPLOYMENT FOR GOOD REASON WITHIN ONE YEAR FOLLOWING A CHANGE IN CONTROL. If, within one year following a Change in Control, the Company terminates your employment or you terminate your employment with the Company for "Good Reason," you shall be entitled to the following benefits:

                  A. A cash severance benefit equal to the sum of your then current annual Base Salary and your prior year's bonus. The severance benefit shall be paid to you in a lump sum within ten business days following your termination of employment.

                  B. Acceleration of any stock options which are unvested at the date of your termination of employment.

                  C. Payment of COBRA insurance premiums for a period of six months following the date of your termination of employment.

         2.       DEFINITIONS OF CHANGE IN CONTROL AND GOOD REASON.

                  A. CHANGE IN CONTROL. A Change in Control shall be deemed to have occurred:

                         1. if any person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), corporation or other entity (other than the Company, or any of its subsidiaries or any employee benefit plan sponsored by the Company) (a) shall purchase any common stock of the Company (or securities convertible into

Mr. Richard J. Clark
June 1, 1996
Page 2



                  the Company's common stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, and (b) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company's securities; or

                         2. upon any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

                         3. upon any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

                         4. upon the adoption of any plan or proposal for the liquidation or dissolution of the Company ; or

                         5. if during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's stockholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

                  B.       GOOD REASON.         For purposes of this Agreement,
         "Good Reason" shall mean (i) any diminution (or constructive diminution) of your duties as Senior Vice President and Chief Operating Officer of the Company, reporting directly to the Chairman, President and Chief Executive Officer of the Company, with supervision and control over, and responsibility for, the Health Center business and operations of the Company; (ii) your removal from any of the positions as Senior Vice President and Chief Operating Officer of the Company;
         (iii) any reduction in your aggregate compensation package, as determined immediately prior to the Change in Control; or (iv) any requirement by the Company that you change your current principal residence.

Mr. Richard J. Clark
June 1, 1996
Page 3



         3. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.A.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         4.       SUCCESSORS; BINDING AGREEMENT.

                  A. SUCCESSORS. This Agreement shall be binding upon the Company and its successors, and all your rights hereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

                  B. AGREEMENT OF SUCCESSORS TO THE COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; PROVIDED, HOWEVER, that the failure of the Company to perform such undertaking shall in no way limit the Company's obligations or contravene paragraph 4.A.

         5. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States

Mr. Richard J. Clark
June 1, 1996
Page 4



registered mail, return receipt requested, postage prepaid, addressed as follows:

                  IF TO YOU:

                  Mr. Richard J. Clark
                  3018 White Oak Lane
                  Lima, Ohio  45805

                  IF TO THE COMPANY:

                  Board of Directors
                  c/o Corporate Secretary
                  Arbor Health Care Company
                  1100 Shawnee Road
                  Lima, Ohio  45805

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         6. MISCELLANEOUS. No provision hereof may be modified, waived or discharged unless agreed to in writing by you and such officer as specifically designed by the Board. No waiver by either party of, or compliance with, any provision hereof to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

         7. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         9. COSTS OF ENFORCEMENT. In the event any arbitration or litigation is brought to enforce any provision of this Agreement and you prevail, then you shall be entitled to recover from the Company, your reasonable costs and expenses of such arbitration or litigation, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings). If the Company prevails, then each party shall be responsible for its/his respective costs, expenses and attorneys' fees, and the costs of litigation or arbitration shall be equally divided.

Mr. Richard J. Clark
June 1, 1996
Page 5


         If this letter sets forth our complete understanding on the subject matter hereof, kindly sign and return the enclosed counterpart of this letter, which shall constitute our Agreement.

                                           Sincerely,

                                           ARBOR HEALTH CARE COMPANY



                                            By: \s\ Pier C. Borra
                                                    -----------------
                                                    Pier C. Borra
                                                    Chairman, President and CEO


AGREED TO AND ACCEPTED AS OF JUNE 1, 1996



\s\ Richard J. Clark
--------------------
RICHARD J. CLARK